REVISED SCHEDULE A

      To the PORTFOLIO MANAGEMENT AGREEMENT, made the 1st day of May, 2002 by and among USAllianz Advisers, LLC (now known as Allianz Investment Management
LLC), USAllianz Variable Insurance Products Trust (now known as Allianz Variable Insurance Products Trust) and A I M Capital Management, Inc. (now known as Invesco Advisers, Inc.)

      Fees payable to the Portfolio Manager pursuant to Paragraph 5 hereof shall be at the following annual rate for the Fund:

FUND                                         PERCENTAGE OF AVERAGE NET ASSETS
AZL AIM International Equity Fund            0.45% first $500 Million
                                             0.40% next $500 Million
                                             0.35% over $1 Billion

The management fee shall be accrued and paid to the Portfolio Manager as provided in Section 5 of the Portfolio Management Agreement.

Acknowledged:

ALLIANZ INVESTMENT                INVESCO ADVISERS, INC.
MANAGEMENT LLC

By:  /s/ Brian Muench           By:  /s/ P. Michelle Grace
   ______________________            ________________________

Name:  Brian Muench               Name:  P. Michelle Grace
Title:  Vice President            Title:  Vice President

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST



By:  /s/Brian Muench
     ___________________

Name:  Brian Muench
Title:  Vice President

Effective as of October 24, 2009